EXHIBIT 19

Insider Trading

Description and authorization process

Document name: Insider Trading
Document ID: 261	Type: Policy
Document owner: Stephanie Gill - Chief Legal Counsel	Issued by: Legal
Approved by: Board of Directors - Board of Directors	Region: Global

Version history:

Version	Effective date	Description
V1.3	Dec 09, 2024	Adds certain exemptions from the application of trading restrictions and makes housekeeping changes in advance of the required public filing of the policy per new SEC rules. Formatting changed to new template and ID number. Previous ID number was 50.17.
V1.2	February 27, 2023	Revises definitions of “Blackout Periods” and updates for new SEC comments to Rule 10b5-1
V1.1	April 24, 2020	Revised definitions of “Covered Persons” and “Blackout Periods”
V1.0	February 7, 2020	Initial release – Replaces former policy titled “Prohibition on Trades During Pension Fund Blackout Periods”

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1.Purpose
•The purpose of this policy is:
oTo establish a policy and procedures to prevent violations by directors, officers, employees, and others of the federal securities laws in connection with transactions in the company’s securities and to protect the company’s reputation for integrity and ethical conduct. This policy supplements all other policies and procedures to which Vertiv’s directors, officers and employees are subject.
oIllegal insider trading is against the policy of Vertiv. Such trading can cause significant harm to the reputation for integrity and ethical conduct of the company. Individuals who fail to comply with the requirements of this policy are subject to disciplinary action, at the sole discretion of the company, including warning, censure, fines, and/or reduction of bonus and denial of promotion, as well as dismissal for cause.

2.Scope
•This policy applies to all directors, officers, and employees of Vertiv, as well as to third parties granted access to Vertiv’s information assets.

3.Definitions
•See terms defined in Section 6 Policy Statements below.

4.Forms
•[Reserved].

5.Roles and responsibilities
•The General Counsel is responsible for the administration of this policy.
•All directors, officers, and employees of Vertiv, as well as all third parties granted access to Vertiv’s information assets, are individually responsible for complying with this policy.

6.Policy statements
•Introduction.
oThis Insider Trading Policy (this “policy”) has been adopted by the Board of Directors of Vertiv (the “Company”) to prevent insider trading in violation of the federal securities laws by directors, officers, and other employees of the Company and its subsidiaries (“Vertiv Persons”) and others in connection with transactions in the Company’s securities and to protect the Company’s reputation for integrity and ethical conduct. The Board of Directors has given the General Counsel of the Company responsibility for administration of this policy (with the Executive Chairman being responsible for any exceptions or waivers from this policy) and questions should be directed to him or her. For purposes of this policy, “General Counsel” refers to the Chief Legal Counsel or his or her designee.
o“Insider trading” generally refers to buying or selling a security of a company while in possession of material, nonpublic information about that company. Insider trading violations may also include “tipping” by providing such information to another who may trade or by advising another to trade on the basis of such information. In addition, no Vertiv Person shall trade in the securities of another entity while in possession of material nonpublic information about such entity that was obtained in the course of employment or service with the Company.
oThe scope of insider trading violations can be wide reaching. The Securities and Exchange Commission (the “SEC”), the Department of Justice, and other governmental authorities have initiated insider trading actions against directors and employees who traded the company’s securities after learning of significant, confidential corporate developments, as well as friends, business associates,

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family members, and other “tippees” of such insiders who traded the securities after receiving such information.

•Applicability to Family Members.
oEach Vertiv Person is responsible for ensuring that his or her Family Members comply with this policy. For purposes of this policy, “Family Members” include one’s spouse and all members of the family who reside in one’s home, as well as any other person or entity whose securities trading decisions are influenced or controlled by a Vertiv Person.

•What is Material, Nonpublic Information?
o“Material” Information. Information is “material” (i) if there is a substantial likelihood that a reasonable investor would consider it important when making an investment decision regarding the purchase, sale, or holding of a company’s securities or (ii) if made public, likely would affect the market price of such securities. Information may be material even if it relates to future, speculative, or contingent events. A good rule of thumb is that if a person feels that information is material, it probably is. Moreover, it should be remembered that plaintiffs who challenge and judges who rule on particular transactions have the benefit of hindsight.
oExamples of material information or events (which can be both positive or negative) could include, but are not limited to, the following:
earnings information, including estimates and guidance for future results;
mergers, acquisitions, tender offers, joint ventures, or other changes in assets;
strategic plans or significant capital investment plans;
new products or services;
changes in control of the Company or management;
gain or loss of a major contract or significant customer or supplier;
favorable or unfavorable business or financial developments, projections, or prospects;
events regarding Company securities (e.g., defaults on debt, calls of debt securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of security holders, or an offering of additional securities);
cybersecurity incidents;
litigation or governmental investigations or proceedings;
bankruptcies or receiverships; and
changes in auditors or auditor notification that the Company may no longer rely on an audit report.

•“Nonpublic” Information. Information is “non-public” if it has not yet been communicated by the Company in a manner reasonably designed to make it available to the general investing public (e.g., via an SEC filing, a press release, a webcast, an earnings call or, under certain circumstances, a company website posting) and a reasonable period of time has passed for the markets to digest the information. The circulation of rumors, even if accurate and reported in the media, does not constitute public disclosure.
oFor purposes of this policy, information is considered to be nonpublic until at least two (2) full business days after the Company’s official release of such information.
oIf a Vertiv Person is in doubt as to whether information is public or material, that Vertiv Person should wait until the information becomes public or should refer questions to the General Counsel.

•Handling of Information.
oThe Company’s records must always be treated as confidential. Items, such as interim and annual ofinancial statements, budgets, forecasts, and operating and statistical information relating to clients and client data, and similar information, are proprietary (that is, information pertaining to and used exclusively by, and confidential to, the Company), and proprietary information must not be disclosed or

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used for any purpose at any time other than for Company business. All Company policies and procedures designed to preserve and protect confidential information must be strictly followed at all times.
oNo Vertiv Person shall at any time make any recommendation or express any opinion as to trading in the Company’s securities.
oInformation learned about other entities in a special relationship with the Company, such as acquisition, joint venture, and partnership negotiations, is confidential and must not be disclosed without proper authorization.
oAll confidential information in the possession of a Vertiv Person is to be returned to the Company at the termination of his or her relationship with the Company.

•Transactions in the Company’s and Other Securities.
oGeneral Rule. Vertiv Persons shall not engage in insider trading. In furtherance of this rule, unless expressly permitted by this policy, Vertiv Persons shall not purchase, sell, gift, or otherwise acquire, transfer or dispose of the Company’s securities, if they possess material, nonpublic information about the Company. Certain Vertiv Persons who are designated as “Covered Persons” are subject to additional restrictions and procedures, as set forth in Section 6.G below.
oExceptions. The trading restrictions in this policy (including the Blackout Period prohibitions for Covered Persons (as defined below)) generally do not apply to:
Stock Options, Warrants and Similar Equity Awards: a cash exercise of stock options, warrants or similar equity awards or the surrender of shares to the Company in payment of the stock option exercise price or in satisfaction of any tax withholding obligations under the Company’s equity plans; however, the sale of any securities acquired pursuant to such exercise is subject to the trading restrictions;
Trading Plans: a transaction involving a purchase or sale in shares pursuant to a duly approved Rule 10b5-1 trading plan covering the Company’s securities (a “Trading Plan”); however, the trading restrictions do apply to transactions in shares acquired under such plans and to the implementation of a Trading Plan;
Transactions Directly with the Company: the acquisition or disposition of securities directly from or to the Company, including in connection with the “net settlement” of equity awards;
Gifts: bona fide gifts of the Company’s securities, or transfers from or to a Vertiv Person to or from a trust or other vehicle owned by or for the benefit of a Vertiv Person or his or her Family Member, or transfers between such trusts or other vehicles, provided that (i) the gift or transfer is pre-cleared pursuant to the requirements of this policy, (ii) the securities are gifted or transferred to a person or entity subject to this policy (including, but not limited to, a GRAT of which the grantor(s) and trustee(s) are subject to this policy), and (iii) this exception is not available if the Vertiv Person making the gift knows or is reckless in not knowing that the recipient intends to sell the securities while the donor or transferor is in possession of material nonpublic information about the Company. Notwithstanding this exception, the Company recommends that such gifts and transfers be made, whenever possible, during an Open Window;
401(k) Plans: a purchase or sale of Company securities under the Company’s 401(k) plan (if applicable) or any other individual account that the individual does not exercise any discretionary control or authority over that is made pursuant to standing instructions entered into while the Vertiv Person is not in possession of material nonpublic information or otherwise subject to a Blackout Period (if applicable).

•Other Prohibited Transactions.
oDue to the heightened legal risk and/or the appearance of improper or inappropriate conduct associated with certain types of transactions, Vertiv Persons are prohibited from engaging in the following transactions in the Company’s securities:

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Short Sales: Short sales of the Company’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, all Vertiv Persons are prohibited from engaging in short sales of the Company’s securities. Short sales by Board members and Section 16 Officers are also prohibited under Section 16(c) of the Exchange Act.
Options Trading: Given the relatively short term of publicly traded options, transactions in options may create the appearance that a Vertiv Person is trading based on material nonpublic information and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, Vertiv Persons may not trade in options, warrants, puts and calls, or similar instruments involving the Company’s securities.
Trading on Margin or Pledging: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to effect transactions in the Company’s securities, Vertiv Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.
Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward sale contracts, equity swaps, collars, and exchange funds. Such hedging transactions may permit a Vertiv Person to continue to own the Company’s securities, but without the full risks and rewards of ownership. When that occurs, the Vertiv Person may no longer have the same objectives as the Company’s other stockholders. Accordingly, Vertiv Persons may not enter into hedging or monetization transactions or otherwise engage in transactions that are designed to hedge or offset any decrease in the market value of Company securities.

•Procedures for Covered Persons.
o“Covered Persons”. Every Vertiv Person who is a Covered Person is required to obtain prior approval for any transactions in Company securities and is subject to Blackout Periods, as described below. “Covered Persons” are defined as Vertiv Persons who:
are members of the Board of Directors and officers of the Company who are subject to Section 16 of the Exchange Act (“Section 16 Officers”);
report directly to the Company’s Chief Executive Officer or to any person who reports directly to the Chief Executive Officer;
reports directly to any person who reports directly to the Chief Financial Officer;
are denominated “Directors”, and
are notified as expressly designated by the legal or human resources department as Covered Persons by reason of their possible access to nonpublic financial or other confidential information.

The General Counsel shall, in consultation with the Audit Committee, Chair when deemed material by the General Counsel, to update the above list when, in his or her opinion, such updating is appropriate to take into account such things as changes in governing law, changes in NYSE rules and changes in the Company’s business or structure. Vertiv Persons with questions about the definition of Covered Persons should contact the human resources department or the General Counsel.

oAdvance Approval Required: Every Vertiv Person who is a Covered Person (as defined below) shall submit for approval by the office of the General Counsel:

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prior to entering into any trade or other transaction in the Company’s securities, a completed Transaction Approval Form (a “Transaction Approval Form”), or
in the case of a proposed Trading Plan, a completed Trading Plan Approval Form (a “Trading Plan Approval Form”) at least five business days prior to executing such Trading Plan.

Such Transaction Approval Forms and Trading Plan Approval Forms (together, “Approval Forms”) shall be submitted to the office of the General Counsel by email.

A gift of the Company’s securities to a third party is deemed to be a transaction for purposes of this policy and is subject to approval as provided above and to the other terms of this policy.

oApproval Procedures: The General Counsel shall advise such Covered Person submitting an Approval Form in writing whether the proposed transaction or Trading Plan is permissible under this policy by making the appropriate indication and countersigning the Approval Form. Covered Persons may not enter into any transaction or implement a Trading Plan until the Approval Form approved by the General Counsel shall have been received.
The General Counsel will make every effort to respond to requests for approval as quickly and expeditiously as possible. However, the General Counsel is under no obligation to approve a transaction submitted for approval and may determine not to permit such transaction. In addition, obtaining approval should not be considered a “safe harbor” from potential liability for insider trading.
Transactions covered by Transaction Approval Forms that have been approved must be executed within two (2) business days of receipt of approval, and transactions not executed within this time frame are subject to approval again. Trading Plans covered by Trading Plan Approval Forms that have been approved must be executed on the approved execution date. The approval will be deemed to be void if, prior to the execution of an approved transaction or Trading Plan, the Covered Person becomes aware of material nonpublic information or becomes subject to an event-specific blackout period. If a Covered Person’s request for approval is denied, then he or she must refrain from initiating any such proposed transaction or Trading Plan, and the fact of such denial must be kept confidential by the person requesting such approval.

oBlackout Periods: Covered Persons are prohibited from effecting transactions in Company securities during Blackout Periods (as defined below), which is designed to prevent any inadvertent trading by such persons in the Company’s securities during times when there may be material financial information that has not been publicly disclosed. Periods which are not Blackout Periods are referred to herein as “open windows.”
oA “Blackout Period” is any period of time other than an Open Window. As a general rule, an Open Window will (i) begin at the opening of the New York Stock Exchange (“NYSE”) trading session on the second trading day following the Company’s publication of its quarterly or annual financial results, as applicable, and will end at the close of the NYSE trading session on the tenth day of the third month of the current quarterly period, unless such tenth day falls on a weekend or other day that the NYSE is closed, in which case the Open Window shall end at the close of the NYSE trading session on the immediately preceding day that the NYSE is open. For example, if the Company publishes its financial results on Monday, the Open Window generally will commence on Wednesday. The General Counsel shall, in consultation with the Chief Executive Officer and the Chief Financial Officer (and the Audit Committee, Chair if there are any material issues) alter the Blackout Period to take into account things such as changes in applicable law, changes in NYSE rules and particular circumstances affecting the Company’s business or any particular quarter.

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Notwithstanding the foregoing, the grant or exercise of stock options to purchase the Company’s securities is permitted during a Blackout Period (although any sale of such securities during the Blackout Period is prohibited, unless such sale is made pursuant to a Trading Plan that has been previously approved by the General Counsel).
The prohibition on effecting transactions in the Company’s securities by a Covered Person who ceases to be a Vertiv Person (by reason of resignation or termination) during a Blackout Period shall continue until the later of the end of such Blackout Period and the time such Covered Person is no longer in possession of material nonpublic information.
Covered Persons with questions about the definition of Blackout Periods should contact the human resources department or the General Counsel.
oInterim Blackout Periods. In addition to the foregoing restrictions, the Company reserves the right to issue “blackout notices” to one or more specified persons when material, nonpublic information exists. Any person who receives such a notice shall treat the notice as confidential and shall not disclose its existence to any other person.
oRule 10b5-1 Trading Plans. Notwithstanding the foregoing restrictions discussed above, such restrictions shall not apply to purchases or sales of securities of the Company made by Covered Persons who have entered into a written Trading Plan that complies with Rule 10b5- 1 of the Exchange Act and has been approved by the General Counsel. Covered Persons should review Guidelines for 10b5-1 Trading Plans when considering whether to adopt a Trading Plan. Trading Plans entered into by a member of the Company’s Board of Directors and Section 16 Officers will be disclosed on a quarterly basis in the Company’s periodic filings with the SEC.

oSection 16 Reporting Obligations. Board members and Section 16 Officers are generally required to report transactions in Company securities in a Form 4 filing with the SEC within two business days of the transaction. Although the Company will assist in the preparation and filing of any Section 16 reports, each individual director and officer is responsible for the timing and content of his or her reports.

•Penalties; Sanctions.
oViolation of the insider trading laws can result in a prison sentence and civil and criminal fines for the individuals who commit the violation, and civil and criminal fines for the entities that commit the violation. The Company could be subject to a civil monetary penalty even if the Vertiv Persons who committed the violation concealed their activities from the Company.

•Any breach or violation of this policy; any other VP&P or other Vertiv policy or procedure; Vertiv’s Code of Conduct; applicable law, rule, or regulation; or applicable employment or consulting/professional services contract may result in disciplinary action, including but not limited to termination of employment or contract, and criminal and/or civil penalties in accordance with applicable federal, state, and local laws. For more information, see VP&P – Policy Violations. Any concerns about possible violations of this policy can be raised with a manager or supervisor or reported anonymously through the procedures set forth in the Vertiv Code of Conduct.
7.Reviews
•This document was reviewed and approved by the Board of Directors.

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